PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                            Dated April 5, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2003

                            -----------------------


     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:              Euro 150,000,000

Maturity Date:                 April 17, 2003

Settlement and Original
    Issue Date:                April 17, 2000

Interest Accrual Date:         April 17, 2000

Issue Price:                   99.98%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Index Currency:                Euro

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               Target Settlement Day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each January 17, April 17, July 17 and
                               October 17, commencing July 17, 2000;
                               provided that if any such day (except the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  New York, TARGET

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 10,000

Common Code:                   011028284

ISIN:                          XS0110282844

Other Provisions:              None

                               (continued on next page)

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER

Tokyo-Mitsubishi International              Westdeutsche Landesbank Girozentrale

Plan of Distribution:

     On April 5, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.83%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.98% less a selling concession of 0.05% and a combined management and underwriting commission of 0.10% of the principal amount of these notes.




                                                       Principal Amount
                       Name                                of Notes
                       ----                            ----------------
Morgan Stanley & Co. International Limited.........    Euro 140,000,000
Tokyo-Mitsubishi International plc.................           5,000,000
Westdeutsche Landesbank Girozentrale...............           5,000,000
        Total......................................    Euro 150,000,000
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